EXHIBIT 15.02




        ACKNOWLEDGEMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Volt Information Sciences, Inc.


We are aware of the incorporation by reference in Registration Statement No. 333-13369 on Form S-8 dated October 3, 1996, Registration Statement No. 333-45903 on Form S-8 dated February 9, 1998 and Registration Statement No. 333-106245 on Form S-8 dated June 18, 2003 of Volt Information Sciences, Inc. of our report dated March 7, 2006 (except for the fifth paragraph of Note A, which is as of June 21, 2006) relating to the unaudited condensed consolidated interim financial statements of Volt Information Sciences, Inc. that are included in its Form 10-Q/A for the quarter ended January 29, 2006.



June 21, 2006